As filed with the Securities and Exchange Commission on November 20, 2020

Registration No. 333-________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.

(exact name of registrant as specified in its certificate of incorporation)

Maryland (State or other jurisdiction of incorporation or organization)	52-1532952 (I.R.S. Employer Identification No.)

17801 Georgia Avenue

Olney, Maryland 20832

(301)774-6400

(Address, including zip code, and telephone

number, including area code, of registrant's principal executive offices)

SANDY SPRING BANCORP, INC.

EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plan)

Aaron M. Kaslow, Esq.

Executive Vice President,

General Counsel and Secretary

17801 Georgia Avenue

Olney, Maryland 20832

(301) 774-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Suzanne A. Walker, Esq.

Stephen F. Donahoe, Esq.

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

(202) 508-5800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $1.00 par value per share	700,000	$29.70	$20,790,000	$2,268

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan, as amended and restated (the “ESPP”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant pursuant to 17 C.F.R. § 230.416(a).
(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the high and low sales price per share of the common stock as reported on the Nasdaq Stock Market on November 17, 2020.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act"), and 17 C.F.R. §230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 and 2. Plan Information and Registrant Information

The documents containing the information for the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan (the “ESPP”) specified by Part I of this Registration Statement will be sent or given to the participants in the ESPP as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by Sandy Spring Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference or furnished herewith in this Registration Statement, as stated below:

(a)	The Registrant’s Annual Form 10-K which includes the consolidated statements of condition of the Company and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019 and the related notes. The Form 10-K was filed with the SEC on February 21, 2020 (SEC File No. 000-19065).

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 filed with the SEC on May 8, 2020, August 7, 2020 and November 6, 2020 (SEC File No. 000-19065).

(c)	The Registrant’s Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on (SEC File No. 000-19065), March 13, 2020, April 1, 2020, June 5, 2020, October 29, 2020 and November 19, 2020 incorporated by reference.

(d)	A description of our common stock is contained in Exhibit 4.1.1 to the Registrant’s Annual Report filed with the SEC on February 21, 2020.

(e)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated herein by reference and made a part hereof from the date of filing such documents (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K).

In addition, except as provided below, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of an additional post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained in the Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in the Registration Statement, modifies or supersedes such prior statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of incorporation contains a provision which, subject to certain exceptions, eliminates the liability of a director or an officer to the Registrant or its stockholders for monetary damages for any breach of duty as a director or officer.

Article XV of the Registrant’s articles of incorporation provides:

Subject to applicable provisions of federal law, the Corporation shall indemnify to the fullest extent permissible under the Maryland General Corporation Law any individual who is or was a director, officer, employee, or agent of the Corporation, and any individual who serves or served at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. In the event any litigation is brought against a director of this Corporation, authorization is hereby made to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by the Corporation, in accordance with the provisions of this Article XV and the Maryland General Corporation Law, that the director shall not be entitled to indemnification.

The rights of indemnification provided for in this Article XV shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Rights of indemnification under this Article XV shall continue as to a person who has ceased to serve in one of the capacities listed in the immediately preceding paragraph and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description of Document	Location

3.1.1	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended	Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, SEC File No. 0-19065

3.1.2	Articles of Amendment to the Articles of Incorporation of Sandy Spring Bancorp, Inc.	Incorporated by reference to Exhibit 3(b) to the Annual Report on Form 10-K for the year ended December 31, 2011, SEC File No. 0-19065

3.1.3	Articles of Amendment to the Articles of Incorporation of Sandy Spring Bancorp, Inc.	Incorporated by reference to Exhibit 3.1 to the Current Report Form 8-K filed on May 2, 2018, SEC File No. 0-19065

3.2	Bylaws of Sandy Spring Bancorp, Inc.	Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-3, SEC File No. 333-222910

5.1	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith

10.1	Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan, as amended and restated	Incorporated by reference to Appendix A to the Definitive Proxy Materials on Schedule 14A (File No. 000-19065), filed on October 7, 2020

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.1 to this Registration Statement

23.2	Consent of Ernst & Young LLP	Filed herewith

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland on November 20, 2020.

SANDY SPRING BANCORP, INC.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Daniel J. Schrider	President and Chief Executive Officer and Director	November 20, 2020
Daniel J. Schrider	(Principal Executive Officer and Director)

/s/ Philip J. Mantua	Executive Vice President and Chief Financial Officer	November 20, 2020
Philip J. Mantua	(Principal Financial and Accounting Officer)

/s/ Ralph F. Boyd, Jr.	Director	November 20, 2020
Ralph F. Boyd, Jr.

/s/ Mark E. Friis	Director	November 20, 2020
Mark E. Friis

/s/ Pamela A. Little	Director	November 20, 2020
Pamela A. Little

/s/ James J. Maiwurm	Director	November 20, 2020
James J. Maiwurm

/s/ Mark C. Michael	Director	November 20, 2020
Mark C. Michael

/s/ Mark C. Micklem	Director	November 20, 2020
Mark C. Micklem

/s/ Gary G. Nakamoto	Director	November 20, 2020
Gary G. Nakamoto

/s/ Robert L. Orndorff	Director	November 20, 2020
Robert L. Orndorff

/s/ Craig A. Ruppert	Director	November 20, 2020
Craig A. Ruppert

/s/ Mona Abutaleb Stephenson	Director	November 20, 2020
Mona Abutaleb Stephenson

/s/ Christina Baldwin O’Meara	Director	November 20, 2020
Christina Baldwin O’Meara

/s/ Walter C. Martz II	Director	November 20, 2020
Walter C. Martz II

/s/ Brian J. Lemek	Director	November 20, 2020
Brian J. Lemek